 Exhibit (a)(1)(D)
Offer to Purchase For Cash
All Outstanding Shares of Common Stock
of
VOLT INFORMATION SCIENCES, INC.
at
$6.00 PER SHARE, NET IN CASH
Pursuant to the Offer to Purchase, dated March 25, 2022
by
VEGA MERGERCO, INC.
a wholly owned subsidiary of
VEGA CONSULTING, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK TIME (I.E., ONE MINUTE AFTER 11:59 P.M., NEW YORK TIME), ON APRIL 21, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
March 25, 2022
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Vega MergerCo, Inc., a New York corporation (the “Offeror”) and a wholly owned subsidiary of Vega Consulting, Inc., a Delaware corporation (“Parent”), to act as information agent (“Information Agent”) in connection with the Offeror’s offer to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.10 per share, of Volt Information Sciences, Inc., a New York corporation (“Volt” or the “Company”), at a purchase price of $6.00 per Share in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 25, 2022 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted under the Merger Agreement described below, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.   the Offer to Purchase, dated March 25, 2022;
2.   the Letter of Transmittal to be used by shareholders of Volt in accepting the Offer and tendering Shares, including an Internal Revenue Service Form W-9;
3.   the Notice of Guaranteed Delivery to be used to accept the Offer if Shares to be tendered and/or all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary and Paying Agent”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;
4.   Volt’s Solicitation/Recommendation Statement on Schedule 14D-9;
5.   the form of letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6.   the return envelope addressed to the Depositary and Paying Agent for your use only.
Certain conditions to the Offer are described in “The Tender Offer — Section 13 — Conditions of the Offer” of the Offer to Purchase.
Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at Midnight, New York time (i.e., one minute after 11:59 p.m., New York time), on April 21, 2022, unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired; and, if not previously accepted for payment at any time, after May 24, 2022, pursuant to SEC (as defined in the Offer to Purchase) regulations.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 12, 2022, by and among Parent, the Offeror and Volt (as it may be further amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Volt (the “Merger”), with Volt continuing as the surviving corporation in the Merger, as a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions”.
Under the Merger Agreement, Volt has granted the Offeror an irrevocable option (the “Top-Up Option”) for so long as the Merger Agreement has not been terminated pursuant to the provisions therein, which the Offeror may exercise in certain circumstances following the consummation of the Offer, to purchase from Volt such number of authorized and unissued shares of Common Stock (the “Top-Up Shares”) equal to the lesser of (i) the lowest number of Common Stock that, when added to the number of Common Stock owned by Parent, Offeror and any of their respective subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the outstanding Shares immediately after the issuance of the Top-Up Shares on a fully-diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) and (ii) the aggregate number of authorized but unissued and unreserved Common Stock (including as authorized and unissued Common Stock, for purposes hereof, any Common Stock held in the treasury of the Company). If the Offeror acquires at least 90% of the Shares in the Offer (including pursuant to the Top-Up Option), the Offeror will consummate the Merger under Section 905(a) of the Business Corporation Law of the State of New York without a shareholders’ meeting and without action by the Company’s shareholders. As a result of the Merger, the Shares will cease to be publicly traded.
The board of directors of Volt has (i) determined that the terms of the Merger and the Transactions are advisable, fair to and in the best interests of Volt and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable the Merger Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend that the shareholders of Volt accept the Offer and tender their Shares to the Offeror pursuant to the Offer, and if required to consummate the Merger, that the shareholders of Volt adopt the Merger Agreement under the NYBCL.
For Shares to be validly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required medallion signature guarantees, or an “Agent’s Message” (as defined in “The Tender Offer — Section 3 — Procedures for Tendering Shares” of the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary and Paying Agent or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.
Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary and Paying Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.
Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent, at the address and telephone numbers set forth in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at the Offeror’s expense.
Very truly yours,
Georgeson LLC
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, THE OFFEROR, VOLT, THE INFORMATION AGENT, THE DEPOSITARY AND PAYING AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT OR REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.